EXHIBIT 99.1

Air Methods Provides Update on 2nd Quarter Results

DENVER, July 26, 2016 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM) today announced preliminary financial and operating results for its second quarter ended June 30, 2016. Results are subject to final quarter-end closing and review procedures and are subject to change.

The Company anticipates revenues for the second quarter of 2016 will increase by 11.0% to approximately $293 million compared to revenues of $264 million in the prior year period. Revenue growth was driven primarily by the acquisition of Tri-State Care Flight (TSCF), hospital base conversions, and new community bases. Net income from continuing operations is expected to be approximately $0.69-$0.71 per diluted share for the second quarter of 2016 compared to net income from continuing operations of $0.69 per diluted share in the prior-year period.

Total patient transports by community bases increased 15.9% to 18,662 from 16,105 in the second quarter of 2015. Patients transported by community bases in operation greater than one year increased 67 transports or 0.4%. Weather cancellations for these same bases decreased by an estimated 643 transports compared with the prior-year period.

Preliminary net revenue per transport increased 1.9% to $11,516 as compared with $11,298 in the prior-year quarter with there being minimal impact from TSCF.

Aaron Todd, CEO of Air Methods, commented, “Earnings did not grow in-line with revenue due to accelerated clinical and aviation training related to the Tri-State acquisition, lower tourism passengers, and a $0.5 million loss related to the disposition of aircraft. The accelerated Tri-State training resulted in lower in-service rates and volumes in the quarter, which have reversed in July now that training is mostly complete. In the tourism division, total passengers fell 9.7% in the quarter but have recovered month-to-date in July. Despite these challenges in the second quarter, we remain on track to achieve our financial targets for the year.”

Excluding the impact of TSCF, Days Sales Outstanding (DSO) for the Company’s patient transport revenue increased to 155 days at the end of the second quarter of 2016 compared to 131 at the end of the second quarter of 2015. Peter Csapo, CFO added, “We continue to intensely focus on our DSO and have increased our resources and modified processes to adapt to evolving payor behavior. These improvements have yet to be realized in our DSO number due to the inherent lag in collection timing and seasonality related to our calculation methodology.”

The Company will report financial results for the second quarter ended June 30, 2016 after the close of the market on Thursday, August 4, 2016.  The Company has scheduled a conference call for Thursday, August 4, 2016 at 4:30 p.m. Eastern to discuss these results.  Interested parties can access the call by dialing (855) 601-0049 (domestic) or (720) 398-0100 (international) or by accessing the web cast at www.airmethods.com.  A replay of the call will be available at (855) 859-2056 (domestic) or (404) 537-3406 (international), access number 52621462, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services in the United States. The United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. The Tourism Division is comprised of Sundance Helicopters, Inc. and Blue Hawaiian Helicopters, which provide helicopter tours and charter flights in the Las Vegas/Grand Canyon region and Hawaii, respectively. Air Methods’ fleet of owned, leased or maintained aircraft features approximately 500 helicopters and fixed wing aircraft.

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are “forward-looking statements”, including statements we make with regard to the Company’s achievement of its financial targets for fiscal year 2016 and the Company’s preliminary second quarter 2016 operational and financial results, including those related to (i) revenue, (ii) total community-based patient transports, (iii) same-base transports, (iv) weather cancellations, (v) net revenue per patient transport, (vi) days sales outstanding, and (vii) net income per share. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to, the Company’s completion of its final quarter-end closing and review procedures, the size, structure and growth of the Company's air medical services, United Rotorcraft Division and Tourism Division; the collection rates for patient transports; increases in days sales outstanding, shifts in payer mix resulting in a decrease of the number of privately insured transports, the continuation and/or renewal of air medical service contracts; weather conditions across the U.S.; development and changes in laws and regulations, including, without limitation, increased regulation of the health care and aviation industry through legislative action and revised rules and standards; and other matters set forth in the Company's filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Please contact Christina Brodsly at (303) 256-4122 to be included on the Company’s e-mail distribution list.

CONTACTS: Peter P. Csapo, Chief Financial Officer, (303) 792-7561.